CERTIFICATE OF DESIGNATION ESTABLISHING A PORTFOLIO OF
                                       ENDEAVOR SERIES TRUST DESIGNATED
                                       "MONTGOMERY SELECT 50 PORTFOLIO"
                                 AND THE RIGHTS AND PREFERENCES OF A SERIES OF
                                         SHARES OF BENEFICIAL INTEREST



                                             Dated:  July 8, 1997



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                  CERTIFICATE OF DESIGNATION ESTABLISHING A PORTFOLIO OF
                                ENDEAVOR SERIES TRUST DESIGNATED
                              "MONTGOMERY SELECT 50 PORTFOLIO" AND
                            THE RIGHTS AND PREFERENCES OF A SERIES OF
                                  SHARES OF BENEFICIAL INTEREST



         The undersigned, being an officer of Endeavor Series Trust (the "Trust"), a trust with transferable shares under Massachusetts law established under an Agreement and Declaration of Trust dated November 18, 1988 and filed on such date in the offices of the Secretary of State of the Commonwealth and of the City Clerk of the City of Boston in accordance with the requirements of Chapter 182 of the General Laws of Massachusetts (the "Declaration"), acting pursuant to Section 8.4 of the Declaration, DOES HEREBY CERTIFY:

         1. That, pursuant to the authority conferred upon the Trustees of the Trust by Section 3.1 of the Declaration, the Trustees have established a Series to be designated "MONTGOMERY SELECT 50 PORTFOLIO".

         2. That the Shares of MONTGOMERY SELECT 50 PORTFOLIO have the following relative rights and preferences set forth in Section 3.6 of the Declaration, to wit:



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                  (a)  Assets  Belonging  to  Series.  Any  portion of the Trust property allocated to a particular Series, and all consideration received by the Trust for the issue or sale of Shares of such Series, together with all assets in which such consideration is invested or reinvested, all interest, dividends, income, earnings, profits and gains therefrom, and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall be held by the Trustees in trust for the benefit of the Shareholders of that Series and shall irrevocably belong to that Series for all purposes, and shall be so recorded upon the books and accounts of the Trust, and the Shareholders of such Series shall not have, and shall be conclusively deemed to have waived, any claims to the assets of any Series of Shares of which they are not Shareholders. Such consideration, assets, interest, dividends, income, earnings, profits, gains and proceeds, together with any general items allocated to that Series as provided in the following sentence, are herein referred to collectively as "assets belonging to" that Series. In the event that there are any assets, interest, dividends, income, earnings, profits, gains and proceeds which are not readily identifiable as belonging to any particular Series, the Trustees shall allocate such general items to and among any


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one or more of the Series  established  and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable; and any general items so allocated to a particular Series shall belong to that Series. Each such allocation by the Trustees shall be conclusive and binding upon the Shareholders of all Series for all purposes.

                  (b) Liabilities of Series. The assets belonging to each particular Series shall be charged with the liabilities in respect of that Series and all expenses, costs, charges and reserves attributable to that Series, and any general liabilities, expenses, costs, charges or reserves of the Trust which are not readily identifiable as pertaining to any particular Series shall be allocated and charged by the Trustees to and among any one or more of the Series established and designated from time to time in such manner and on such basis as the Trustees, in their sole discretion, deem fair and equitable. The indebtedness, expenses, costs, charges and reserves allocated and so charged to a particular Series are herein referred to as "liabilities of" that Series. Each allocation of liabilities,expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all Series for all purposes. All persons who have extended credit which has been allocated to a


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particular  Series,  or who have a claim or contract which has been allocated to any particular Series, shall look only to the assets of that particular Series for payment of such credit, claim or contract.

                  (c) Dividends, Distributions, Redemptions and Repurchases. Notwithstanding any other provisions of this Declaration of Trust, including, without limitation, Article VI, no dividend or distribution (including, without limitation, any distribution paid upon termination of the Trust or of any Series) with respect to, nor any redemption or repurchase of, the Shares of any Series shall be effected by the Trust other than from the assets belonging to such Series, nor, except as specifically provided in Section 7.7 hereof, shall any Shareholder of any particular Series otherwise have any right or claim against the assets belonging to any other Series except to the extent that such Shareholder has such a right or claim hereunder as a Shareholder of such other Series.

                  (d) Voting. The Shareholders of each particular Series shall have the voting rights set forth in or determined under Article VI hereof.



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                  (e)  Equality.  All  Shares of each  particular  Series  shall represent an equal proportionate interest in the assets belonging to that Series (subject to the liabilities of that Series), and each Share of any particular Series shall be equal to each other Share of that Series.

                  (f) Fractional Shares. Any fractional Share of any Series shall carry proportionately all the rights and obligations of a whole Share of that Series, including rights with respect to voting, receipt of dividends and distributions, redemption of Shares and termination of the Trust.

                  (g) Exchange Privilege. The Trustees shall have the authority to provide that the holders of Shares of any Series shall have the right to exchange said Shares for Shares of one or more other Series in accordance with such requirements and procedures as may be established by the Trustees.

                  (h) Combination of Series. The Trustees shall have the authority, without the approval of the Shareholders of any Series unless otherwise required by applicable law, to combine any two or more Series into a single Series.



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         3. That the undersigned  has been authorized  pursuant to the vote of a majority of the Trustees at a meeting duly held on July 8, 1997 to execute this Certificate of Designation.

         4. That the Trustees have directed pursuant to Section 8.4 of the Declaration that, upon said execution and acknowledgement of this Certificate of Designation, a copy hereof shall be filed with the Secretary of State of The Commonwealth of Massachusetts and the City Clerk of the City of Boston, as well as with any other governmental office where such filing may from time to time be required.

         IN WITNESS WHEREOF, the undersigned has hereunto set his hand and seal on this 8th day of July, 1997.


                                                      /s/James R. McInnis
                                                      ------------------------
                                                        James R. McInnis
                                                               President



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